                                                                      Exhibit 4


                         AMENDMENT TO RIGHTS AGREEMENT

                 AMENDMENT, dated as of September 28, 1993, to the Rights Agreement dated as of May 18, 1989 by and between Allergan, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation, as rights agent (the "Rights Agent").

                 WHEREAS, the name of the Rights Agent was changed to "First Chicago Trust Company of New York"; and

                 WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, and, pursuant to the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

                 WHEREAS, acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                 NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

                 1. The first paragraph of the Rights Agreement is hereby amended to read as follows:

                 "This Agreement, dated as of May 18, 1989, between ALLERGAN, INC., a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York corporation (the "Rights Agent")..."

                 2. Section 7(a) of the Rights Agreement is hereby amended to read as follows:

                          First, clause (i) of the first sentence of Section
                          -----
7(a) shall read in its entirety as follows:

                          "The close of business on the Final Expiration Date (as such term is hereinafter defined)."

                          Second, the following sentence shall be added
                          ------
after the first sentence of Section 7(a):
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                          "The Final Expiration Date shall mean the date of the
                          annual meeting of stockholders in 1997 (the "1997 Meeting"), unless a proposal requiring extension of the Final Expiration Date to the annual meeting of stockholders in the year 2000 (the "2000 Meeting") shall have received the affirmative vote of a majority of the shares voting thereon at the 1997 Meeting, in which case the Final Expiration Date shall be extended to the 2000 Meeting."

                 3. Section 24 of the Rights Agreement is hereby amended to read as follows:

                          First, the following sentence shall be added after
                          -----
the title of Section 24:

                          "The Rights may be redeemed by action of the Board of Directors pursuant to subsection (a)(i) or (a)(ii) of this Section 24 or by Stockholder action pursuant to subsection (a)(iii) of this Section 24 and shall not be redeemed in any other manner."

                          Second, the following subsection (a)(iii) shall be
                          ------
added after subsection (a)(ii) of Section 24:
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                          "(iii)  (1) In the event (i) the Company receives an
                          Offer from any Offeror (as such terms are hereinafter defined), and (ii) within 60 days after such receipt (such sixtieth day being referred to herein as the "Offer Date"), the Board of Directors has not either
                          (x) redeemed all but not less than all of the then outstanding Rights or (y) approved an alternative transaction which the Board of Directors has determined to be financially superior for the holders of shares of Common Stock other than the Offeror and its Affiliates, then the Board of Directors shall call a special meeting of stockholders (the "Special Meeting") for the purpose of voting on a precatory resolution requesting the Board of Directors to accept such Offer, as such Offer may be amended or revised by the Offeror from time to time to increase the price per share to be paid to holders of shares of Common Stock (the "Resolution"). The Board of Directors shall select a date for the Special Meeting and shall use its best efforts to ensure that the Special Meeting actually be held on such date, which date shall be not later than the later of (A) the earliest date after the Offer Date on which it is reasonably practicable to arrange a Special Meeting and (B) the date of any meeting of stockholders already scheduled as of the Offer Date; provided, however, that if (x) such other meeting shall have been called for the purpose of voting on a precatory resolution with respect to another Offer and (y) the Offer Date shall be not later than 15 days after the date such other Offer was received by the Company, then both the Resolution and such other resolution shall be voted on at such meeting and such meeting shall be deemed to be the Special Meeting. The Board of Directors shall set a date for determining the stockholders of record entitled to notice of and to vote at the Special Meeting in accordance with the Company's Certificate of Incorporation and By-Laws and with applicable law. At the Offeror's request, the Company shall include in any proxy soliciting material prepared by it in connection with the Special Meeting proxy soliciting material submitted by the Offeror; provided, however, that the Offeror shall by written agreement with the Company contained in or delivered such request have indemnified the Company against any and all liabilities resulting from any misstatements, misleading statements and omissions contained in the Offeror's proxy soliciting material and have agreed to pay the Company's incremental costs incurred as a result of including such material in the Company's proxy soliciting material. Notwithstanding the foregoing, no Special Meeting shall be held from and after such time as any Person becomes an Acquiring Person, and any Special Meeting scheduled prior to such time and not theretofore held shall be cancelled.

                                        (2)     If at the Special Meeting the
                          Resolution receives the affirmative vote of a majority of the Voting Power outstanding as of the record date of the Special Meeting, then all of the Rights shall be redeemed by such stockholder action at the Redemption Price, effective immediately prior to the consummation of any tender or exchange offer (provided that such offer is consummated prior to 60 days after the date of the Special Meeting) pursuant to which any Person offers to purchase all of the shares of Common Stock held by Persons other than such Person and its Affiliates at a price per share in cash and/or at an exchange ratio which is financially superior to the cash price and/or the exchange ratio contained in the Resolution approved at the Special Meeting; provided, however, that the Rights shall not be redeemed at any time from and after such time as any Person becomes an Acquiring Person.

                                        (3)     Nothing contained in this
                          subsection (iii) of this Section 24 shall be deemed to be in derogation of the obligation of the Board of Directors of the Company to exercise its fiduciary duty. Without limiting
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         the foregoing, nothing contained herein shall be construed to suggest or imply that the Board of Directors shall not be entitled to reject any Offer, or to recommend that holders of shares of Common Stock reject any tender or exchange offer, or to take any other action (including, without limitation, the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative Offers or other proposals to the Special Meeting) with respect to any Offer or any tender or exchange offer that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duty.

                                        (4)     Nothing in this subsection
                          (iii) of this Section 24 shall be construed as limiting or prohibiting the Company or any Offeror from proposing or engaging, at any time, in any acquisition, disposition or other transfer of any securities of the Company, any merger or consolidation involving the Company, any sale or other transfer of assets of the Company, any liquidation, dissolution or winding-up of the Company, or any other business combination or other transaction, or any other action by the Company or such Offeror; provided, however, that the holders of Rights shall have the rights set forth in this Agreement with respect to any such acquisition, disposition, transfer, merger, consolidation, sale, liquidation, dissolution, winding-up, business combination, transaction or action.

                                        (5)     An "Offer" shall mean a written
                          proposal delivered to the Company by any Person (an "Offeror"), which proposal:

                                        (A)      provides for the acquisition
                          at the same price of all of the outstanding shares of Common Stock held by any Person other than the Offeror and its Affiliates;

                                        (B)      in an offer all or partially
                          for cash consideration, states that the Offeror has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the Offer;
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                                        (C)      if an offer all or partially
                          for consideration other than cash, (i) provides for any non-cash consideration to consist only of securities which are listed and trading on the New York Stock Exchange and (ii) is determined by the Board of Directors of the Company to be one of a series of transactions which will provide tax-deferred treatment for the holders of shares of Common Stock other than the Offeror and its Affiliates;

                                        (D)      is not subject to any
                          financing, funding or similar condition, nor any condition relating to completion of or satisfaction with any due diligence or similar investigation and otherwise provides for usual and customary terms and conditions; and

                                        (E)      requests the Company to call a
                          special meeting of the holders of Common Stock for the purpose of voting on a precatory resolution requesting the Board of Directors to accept such Offer and contains a written agreement of the Offeror to pay (or share with any other Offeror) at least one-half of the Company's costs of such special meeting (exclusive of the Company's costs of preparing and mailing proxy material for its own solicitation)."
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                          Third, the first sentence of Subsection 24(b) shall
                          -----
be amended to read in its entirety as follows:

                          "In the case of a redemption permitted under Section 24(a)(i) or Section 24(a)(iii), immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to
                          Section 24(a)(i), or upon the effectiveness of the redemption of the Rights pursuant to Section 24(a)(iii), evidence of which shall have been filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price."

                          Fourth, the third sentence of Subsection 24(b) shall
                          ------
be amended to add the following after the words "Within ten days after the action of the Board of Directors ordering any such redemption":

                          "pursuant to Section 24(a)(i) or (ii) or the effectiveness of the redemption of the Rights pursuant to Section 24(a)(iii)"

                          Fifth, the sixth sentence of subsection 24(b) shall
                          -----
be amended to add the following after the reference therein to Section 24(a)(i) or (ii):

                          "or (iii)"

                 4. The second sentence of Section 26 is hereby amended so that the address shall read in its entirety as follows:

                          "First Chicago Trust Company of New York
                          P.O.B. 2532, Mail Suite 4690
                          Jersey City, New Jersey
                          07303-2532

                          Attention:  Client Administration"
                          ----------

                 5. Section 28 of the Rights Agreement is hereby amended so that the parenthetical clause in the penultimate sentence thereof shall read in its entirety as follows:

                          "(including, subject to Section 24(a)(iii), a determination to redeem or not redeem the Rights or to amend the Agreement)".
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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.
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
                                                   ALLERGAN, INC.


                                                   By:_____________________________
                                                      Name:
                                                      Title:


ATTEST:


- ---------------------------
Name:
Title:
                                                   FIRST CHICAGO TRUST COMPANY OF NEW YORK


                                                   By:_____________________________
                                                      Name:
                                                      Title:

ATTEST:


- ---------------------------
Name:
Title:
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